Exhibit 99.1

FOR:	AMREP Corporation
850 West Chester Pike, Suite 205
Havertown, PA 19083

CONTACT:	Adrienne M. Uleau
Vice President, Finance and Accounting
(610) 487-0907

AMREP REPORTS THIRD QUARTER FISCAL 2024 RESULTS

Havertown, Pennsylvania, March 8, 2024 – AMREP Corporation (NYSE:AXR) today reported net income of $92,000, or $0.02 per diluted share, for its 2024 fiscal third quarter ended January 31, 2024 compared to net income of $16,574,000, or $3.12 per diluted share, for the same period of the prior year. For the first nine months of 2024, AMREP had net income of $2,546,000, or $0.48 per diluted share, compared to net income of $22,107,000, or $4.17 per diluted share, for the same period of 2023. Revenues were $12,689,000 and $31,833,000 for the third quarter and first nine months of 2024 and $9,117,000 and $35,975,000 for the third quarter and first nine months of 2023.

During the third quarter of 2023, AMREP recognized a non-cash pre-tax pension settlement expense of $2,336,000 as a result of its defined benefit pension plan paying certain lump sum payouts of pension benefits to former employees and a non-cash income tax benefit of $16,071,000 as a result of a worthless stock deduction related to its former fulfillment services business.

More information about the Company’s financial performance may be found in AMREP Corporation’s financial statements on Form 10-Q which have today been filed with the Securities and Exchange Commission and will be available on AMREP’s website (www.amrepcorp.com/sec-filings/).

AMREP Corporation, through its subsidiaries, is a major holder of land, leading developer of real estate and award-winning homebuilder in New Mexico.

FINANCIAL HIGHLIGHTS

	Three Months Ended January 31,
	2024	2023
Revenues	$12,689,000	$9,117,000

Net income	$92,000	$16,574,000
Earnings per share – basic	$0.02	$3.14
Earnings per share – diluted	$0.02	$3.12

Weighted average number of common shares outstanding – basic	5,303,000	5,284,000
Weighted average number of common shares outstanding – diluted	5,346,000	5,310,000

	Nine Months Ended January 31,
	2024	2023
Revenues	$31,833,000	$35,975,000

Net income	$2,546,000	$22,107,000
Earnings per share – basic	$0.48	$4.19
Earnings per share – diluted	$0.48	$4.17

Weighted average number of common shares outstanding – basic	5,299,000	5,280,000
Weighted average number of common shares outstanding – diluted	5,341,000	5,304,000